                                                                     Exhibit 1.5

CLIENT'S NAME: NICOLA CHU MING NGA
ISSUER'S NAME: CDC CORPORATION
TYPE OF SECURITIES: COMMON STOCK
ACCOUNT NUMBER: 1BM10015
MAXIMUM # OF SHARES TO SELL UNDER THE PLAN: 875,000

                RULE 10B5-1 SALES PLAN AND CLIENT REPRESENTATIONS

     I, Nicola Chu Ming Nga, as of the date below, establish this Sales Plan ("Plan") in order to sell shares of the common stock ("Shares") of CDC Corporation ("Issuer") pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). I request that Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") execute the Plan as follows:

1. SALES INSTRUCTIONS FOR SALES/EXERCISES STARTING ON APRIL 27, 2006, AND ENDING ON APRIL 26, 2007

     1.1. For securities other than employee stock options, you are authorized to execute the transactions indicated by the checked box below:

          [X] Merrill Lynch shall effect a sale (each a "Sale") of Common Stock daily of every week commencing on April 27, 2006, in which the Common Stock is trading on the Nasdaq National Market at a price as follows:

               1) 50,000 shares between US$5.00 and US$5.50 (exclusive) per share at 10,000 shares;

               2) 100,000 shares between US$5.50 and US$6.00 (exclusive) per share at 20,000 shares;

               3) 125,000 shares between US$6.00 and US$6.50 (exclusive) per share at 25,000 shares;

               4) 150,000 shares between US$6.50 and US$7.00 (exclusive) per share at 25,000 shares;

               5) 150,000 shares between US$7.00 and US$7.50 (exclusive) per share at 30,000 shares;

               6) 150,000 shares between US$7.50 and US$8.00 (exclusive) per share at 30,000 shares;

               7) 150,000 shares between US$8.00 and US$8.50 (exclusive) per share at 30,000 shares;

          [ ]  Sell Shares pursuant to the following table:

                                              SALE PRICE
START DATE   END DATE   SHARE QUANTITY   "LIMIT" OR "MARKET"
----------   --------   --------------   -------------------

             TOTAL

          [X]  IMPLEMENT CARRYFORWARD PROVISION. (OPTIONAL)

               Under this provision, any Shares not sold as specified above because the parameters (e.g., specified sale price) under the Plan were not met, will carry forward to the next aforementioned trading day until sold.

     1.2 For employee stock options, you are authorized to exercise my options and execute the transactions in respect of the underlying Shares indicated by the checked box below:

          [ ] EXERCISE _________________ [number] stock options and sell the underlying Shares every _____________ [insert time period (day, week, month, quarter, day/date of month, etc.)], provided the price per underlying Share is at or above $____ [dollar amount] on the Exchange.

          [ ]  Exercise stock options pursuant to the following table:

                            NUMBER OF
                          OPTIONS TO BE
                          EXERCISED AND
                        UNDERLYING SHARES                                  SALE PRICE
                         TO BE SOLD UNDER    GRANT NO.                    -"LIMIT" OR
START DATE   END DATE        THE PLAN       GRANT DATE   EXERCISE PRICE     "MARKET"
----------   --------   -----------------   ----------   --------------   -----------

             TOTAL

          [ ]  IMPLEMENT CARRYFORWARD PROVISION.

               Under this provision, any options not exercised and underlying Shares not sold as specified above because the parameters (e.g., specified sale price) under the Plan were not met, will carry forward to future _____ [time periods] until the options are exercised and the underlying Shares are sold.

For purposes of this section 1.2:

     1. Merrill Lynch will not exercise any stock option unless its exercise price is less than the market price of the underlying Shares.

     2.   Merrill Lynch first will exercise those stock options (select one):

          [ ]  with the earliest expiration date or

          [ ]  with the lowest exercise price.

     3. Merrill Lynch will deduct from the proceeds of each stock option exercised and the underlying Shares sold the sum of the exercise price and any withholding tax. The resulting amount will be then remitted to the Issuer.

     4.   Check which of the following apply:

          [ ] The Issuer of the Shares has executed a servicing agreement with Merrill Lynch for stock option services for the Issuer and its optionees.

          [ ] The Issuer of the Shares has not executed a servicing agreement with Merrill Lynch for stock option services for the Issuer and its optionees and therefore I hereby agree to and authorize the following:

          In connection with the exercise of my employee stock options under the Plan I authorize and instruct the Issuer to register or cause its agent(s) to register, the Shares to be issued upon the exercise of my stock option(s) in the name of Merrill Lynch (or its designated nominee), which is my agent and nominee (or in the event that is not permissible, in my name).

          I also authorize and instruct the Issuer to deliver, or cause its agent(s) to deliver within three business days, the Shares issued pursuant to the stock option exercise to Merrill Lynch in exchange for funds from Merrill Lynch representing the exercise price (plus any applicable taxes).

          I cannot revoke or rescind this authorization and instruction under any circumstance while the Plan is in effect. I hereby grant a security interest to Merrill Lynch in the Shares to be issued pursuant to the exercise of my employee stock option(s). This security interest will not terminate even if the securities are delivered to me contrary to these instructions.

          If I am selling all or some of the Shares to be issued pursuant to the exercise of my employee stock option, I agree that I am responsible for any and all dividends, rights or payments of any kind that are or may become payable to any purchaser of the Shares prior to the registration of the Shares in the name of Merrill Lynch and, if I am holding all or some of these Shares, I agree that I shall not be entitled to such dividends, rights or payments prior to the issuance of the Shares. I agree to pay or deliver to Merrill Lynch upon demand, any and all funds, securities, dividends or distributions duo to it, if, for any reason, the Shares to be issued pursuant to the exercise of my employee stock option are not promptly delivered to Merrill Lynch.

2.   EXECUTION, AVERAGE PRICING AND PRO RATA ALLOCATION OF SALES

     2.1. I agree and acknowledge that:

          1. If my order to sell Shares pursuant to the Plan, whether market or limit, is handled by a Merrill Lynch trading desk, my order shall be handled as "not held". A "not held" or "working order" permits a Merrill Lynch trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order.

          2. Merrill Lynch may execute my order: (a) in a single transaction or multiple transactions during the course of the trading day, or
               (b) it may aggregate my order with other orders for other sellers of the Issuer's securities that may or may not have been accepted pursuant to a Rule 10b5-1 sales plan, execute them as a block or in multiple smaller transactions, and allocate an average price to each seller.

          3. When orders are aggregated, Merrill Lynch shall allocate the proceeds of shares sold pro rata among the sellers, based on the ratio of (x) the shares to be sold and (y) the sum of the proceeds of all shares sold, and Merrill Lynch will provide each seller an "average price confirmation" that identifies the amount of securities sold for the applicable seller together with an average price for sales.

3.   STOCK SPLITS/ REINCORPORATION/REORGANIZATIONS

     3.1 In the event of a stock split or reverse stock split, the quantity and price at which the Shares are to be sold will be automatically adjusted proportionately.

     3.2 In the event of a reincorporation or other corporate reorganization resulting in an automatic share-for-share exchange of new shares for the Shares subject to the Plan, then the new shares will automatically replace the Shares originally specified in the Plan.

4.   ACCOUNT CREDIT

     4.1 In the event any scheduled sale of Shares or exercise of stock options and sale of the underlying Shares is not executed as provided in
          Section 1 (or Section 7, if applicable) of the Plan, my account will be credited as if such sale or exercise had taken place as scheduled or provided in Section 7.

5.   COMPLIANCE WITH RULE 144 AND RULE 145

     5.1 I understand and agree that if I am an affiliate or control person for purposes of Rule 144 under the Securities Act of 1933, as amended ("Securities Act"), or if the Shares subject to the Plan are restricted securities subject to limitations under Rule 144 or eligible for resale under Rule 145, then all sales of Shares under the Plan will be made in accordance with the applicable provisions of Rule 144.

     5.2 I request and authorize Merrill Lynch to complete and file on my behalf any Forms 144 (pre-signed by me) necessary to effect sales under the Plan.

     5.3 If appropriate, I understand and agree that, upon my prompt signature and delivery to Merrill Lynch of Form 144, Merrill Lynch will either:
          (a) make one Form 144 filing at the beginning of each three-month period commencing with the date of the first sale made in connection with the Plan or (b) file Form 144 for each sale made in connection with the Plan.

     5.4 Each Form 144 shall state the following: "This proposed sale is made pursuant to a plan intended to comply with Rule 10b5-1(c), previously entered into on April 25, 2006, at which time I was not aware of material nonpublic information."

     5.5 Merrill Lynch will conduct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations as if the sales under the Plan were the only sales subject to the volume limitations.

     5.6. I agree not to take any action or to cause any other person or entity to take any action that would require me to aggregate sales of Shares pursuant to Rule 144; and not to take any action that would cause the sales of Shares under the Plan not to comply with Rule 144 or Rule 145.

6.   REPRESENTATIONS, WARRANTIES AND COVENANTS

     In consideration of Merrill Lynch accepting orders to sell securities under this Plan, I make the following representations, warranties and covenants:

     6.1 I have established the Plan in good faith, in compliance with the requirements of Rule 10b5-1, and at a time when I was not aware of material nonpublic information about the Shares or the Issuer.

     6.2 I have consulted with legal counsel and other advisors in connection with my decision to enter into the Plan and have confirmed that the Plan meets the criteria set forth in Rule 10b5-1. I have not received or relied on any representations by Merrill Lynch regarding the Plan's compliance with Rule 10b5-1.

     6.3 I have provided, or caused the Issuer to provide, Merrill Lynch with a certificate completed by the Issuer, substantially in the form of Annex A hereto ("Issuer Certificate").

     6.4. I own all Shares that are subject to the Plan free and clear of liens or encumbrances of any kind. I will own any Shares acquired under employee stock options exercised pursuant to the Plan free and clear of liens or encumbrances, except for any liens or encumbrances in favor of Merrill Lynch. There are no restrictions imposed on me, the Shares or the Issuer that would prevent Merrill Lynch or me from complying with the Plan.

     6.5. While the Plan is in effect, except as provided in the Plan, I will not engage in offsetting or hedging transactions in violation of Rule 10b5-1; and I will notify Merrill Lynch in advance of any sales or purchases of, or derivative transactions on, any of the Issuer's securities initiated by me.

     6.6. While the Plan is in effect, I will not disclose to any employee of Merrill Lynch, including my Private Wealth Advisor or Financial Advisor, any material nonpublic information concerning the Shares or the Issuer.

     6.7. While the Plan is in effect, I will not attempt to exercise any influence over how, when or whether to effect sales of Shares.

     6.8. The Plan does not violate the Issuer's insider trading policies.

     6.9. I agree to make or cause to be made all filings required under the Securities Act and/or the Exchange Act, including under Rule 144 and pursuant to Section 13 and Section 16 of the Exchange Act, and any other filings necessary.

     6.10. As to delivery requirements:

          1. For securities other than stock options, prior to the date of execution of any sales specified under the Plan, I agree to have delivered into the custody of Merrill Lynch the total amount of the Shares that may be sold pursuant to the Plan, together with all transfer documents and other authorizations required for Merrill Lynch to effect settlement of sales of such Shares on my behalf.

          2. For employee stock options, the number of options granted to me by the Issuer that are vested, exercisable and registered is equal to or greater than the number of options to be exercised and the underlying Shares to be sold under the Plan, I agree to provide to Merrill Lynch all necessary documentation, properly executed, to effect the timely exercise of the stock options and the subsequent sale and settlement of the Shares.

          3. I agree that Merrill Lynch's obligation to execute sales under the Plan is conditioned on the satisfaction of the foregoing delivery requirements.

     6.11. I agree to inform Merrill Lynch as soon as possible of any of the following:

          1. any subsequent restrictions imposed on me due to changes in the securities (or other) laws or of any contractual restrictions imposed on the Issuer that would prevent Merrill Lynch or me from complying with the Plan, and

          2. the occurrence of any event as set forth in the Plan that would cause the Plan to be suspended or terminated under Section 7 or
               Section 8 of the Plan, respectively.

7.   SUSPENSION

     7.1  Sales pursuant to Section 1 above shall be suspended where:

          1. trading of the Shares on the Exchange is suspended for any reason;

          2. there is insufficient demand for any or all of the Shares at or above the specified price (e.g., the specified price met but all Shares could not be sold at or above the specified price);

          3. Merrill Lynch, in its sole discretion, determines that there is a legal, regulatory or contractual reason why it cannot effect a sale of Shares;

          4. Merrill Lynch is notified in writing by the Issuer that a sale of Shares should not be effected due to legal, regulatory or contractual restrictions applicable to the Issuer or to me (including without limitation, Regulation M);

          5. Merrill Lynch is notified in writing by the Issuer that (i) in the case of Shares being sold pursuant to a registration statement filed under the Securities Act, the registration statement has terminated, been suspended, expired or is otherwise unavailable; or (ii) a public announcement of a public offering of securities by the Issuer has been made.

     7.2 Merrill Lynch will resume sales in accordance with the Plan as promptly as practicable after (a) Merrill Lynch receives notice in writing from the Issuer that it may resume sales in accordance with
          Section 1 of the Plan in the case of the occurrence of an Event described in 7.1.4 or 7.1.5 above or (b) Merrill Lynch determines, in its sole discretion, that it may resume sales in accordance with the Plan in the case of the occurrence of an Event described in 7.1.1,
          7.1.2 or 7.1.3 above.

     7.3 Shares allocated under the Plan for sale during a period that has elapsed due to a suspension under this Section will be carried forward to be sold with the next amount of shares to be sold in accordance with Section 1 of the Plan.

     7.4 In the event Section 1 of the Plan provides for an amount of Shares to be sold during a given period pursuant to a limit order, Shares that would otherwise be permitted to be sold during that period, shall, upon lapse of the suspension, nonetheless be carried forward to be sold with the next amount of Shares to be sold in accordance with
          Section 1 of the Plan.

     7.5 Merrill Lynch is released from all liability in connection with any suspension of sales, including, but not limited to, liability for the expiration of stock options or loss of market value.

8.   TERMINATION

     8.1  The Plan shall terminate on the earliest to occur of the following:

          1.   the termination date listed above;

          2. the completion of all sales contemplated in Section 1 of the Plan;

          3. my or Merrill Lynch's reasonable determination that: (a) the Plan does not comply with Rule 10b5-1 or other applicable securities laws; (b) I have not complied with the Plan, Rule 10b5-1 or other applicable securities laws; or (c) I have made misstatements in my representations or warranties in Section 6, above;

          4. receipt by Merrill Lynch of written notice from the Issuer or me of: (a) the filing of a bankruptcy petition by the Issuer; (b) the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or (c) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part);

          5.   receipt by Merrill Lynch of written notice of my death; or

          6. receipt by Merrill Lynch of written notice of termination from me.

9.   INDEMNIFICATION

     9.1 I agree to indemnify and hold harmless Merrill Lynch and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities, including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim, arising out of or attributable to Merrill Lynch's actions taken in compliance with the Plan, any breach by me of the Plan, or any violation by me of applicable federal or state laws or regulations. This indemnification shall survive termination of the Plan.

     9.2 Merrill Lynch agrees to indemnify and hold me harmless from and against all claims, losses, damages and liabilities including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, arising out of or attributable to Merrill Lynch's gross negligence or willful misconduct in connection with the Plan.

10.  MODIFICATION AND AMENDMENT

     10.1 The Plan may be modified or amended only upon (a) the written agreement of me and Merrill Lynch; (b) the receipt by Merrill Lynch of a certificate signed by me to the effect that the representations, warranties and covenants contained in Section 6 above, are true as of the date of such certificate; and (c) the receipt by Merrill Lynch of an Issuer Certificate.

11.  COUNTERPARTS

     The Plan may be signed in counterparts, each of which will be an original.

12.  ENTIRE AGREEMENT

     The Plan, including the representations, warranties and covenants in
     Section 6, constitutes the entire agreement between me and Merrill Lynch regarding the Plan and supersedes any prior agreements or understandings regarding the Plan.

13.  NOTICES

     13.1 All notices given by the parties under the Plan will be as follows:

          If to Merrill Lynch:
          Managing Director and Administrative Manager
          Merrill Lynch, Pierce, Fenner & Smith, Incorporated
          15/F., St. George's Building
          2 Ice House Street, Central
          Hong Kong

          If to me: Nicola Chu Ming Nga
               Room 4302, 43/F
               China Resources Building,
               26 Harbour Road, Wanchai
               Hong Kong

     IF SELLER IS SUBJECT TO THE REPORTING REQUIREMENTS OF SECTION 16 OF THE EXCHANGE ACT, COMPLETE THE FOLLOWING TO HAVE TRANSACTION INFORMATION FOR OPEN MARKET TRANSACTIONS UNDER THE PLAN FORWARDED TO A DESIGNATED THIRD PARTY.

14   OFFICER & DIRECTOR EQUITY SERVICE

     14.1 I authorize Merrill Lynch to transmit transaction information via facsimile and/or email regarding open market transactions under the Plan to:

          Name: Ms Clara Lau                 Name: __________________________
          Title: Senior Accountant           Title: _________________________
          Organization: __________________   Organization: __________________
          Fax: (852) 2116 l078               Fax: ___________________________
          Tel: (852) 2116 8518               Tel: ___________________________
          e-mail: claralau3@gmail.com      e-mail: ________________________

     14.2 I understand that reasonable efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by the close of business on the day of the purchase or sale, but no later than the close of business on the first trading day following the purchase or sale.

     14.3 I acknowledge that Merrill Lynch (a) has no obligation to confirm receipt of any email or faxed information by the designated contact and (b) has no responsibility or liability for filing a Form 4 with the SEC or for compliance with Section 16 of the Exchange Act.

     14.4 If any of the above contact information changes, or I would like to terminate this authorization, I will promptly notify Merrill Lynch in writing. I further authorize Merrill Lynch to transmit transaction information to a third party service provider who will make the information available to my designated representative(s) listed above.

15.  GOVERNING LAW

     This Plan will be governed by and construed in accordance with the laws of the State of New York.


                                        By: /s/ Nicola Chu Ming Nga
                                            ------------------------------------
                                        Name: Nicola Chu Ming Nga
                                        Date:
                                              ----------------------------------

     Acknowledged and Agreed this 25th day of April, 2006:

Merrill Lynch, Pierce, Fenner & Smith
Incorporated


By: /s/ Beatriz Shek
    ---------------------------------
Name: Beatriz Shek
Title: Administrative Manager


Acknowledged:

CDC Corporation


By: /s/ C.J. Clough
    ---------------------------------
Name: C.J. Clough
Title: DIRECTOR.

                          ANNEX A - ISSUER CERTIFICATE

       THIS ANNEX A MAY NOT BE AMENDED EXCEPT IN ACCORDANCE WITH THE PLAN.

1. CDC Corporation, (the "Issuer") certifies that it has approved, and retained a copy of, the Sales Plan dated April 25, 2006 (the "Plan") between Nicola Chu Ming Nga ("Seller") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") relating to the common stock of the Issuer (the "Shares").

2. The Plan is consistent with Issuer's insider trading policies, and, to the best of Issuer's knowledge, there are no legal, contractual or regulatory restrictions applicable to Seller as of the date of this representation that would prohibit Seller from entering into the Plan or effecting any sale of Shares pursuant to the Plan.

3. While the Plan is effective, Issuer agrees to provide notice as soon as practicable to Merrill Lynch in the event of:

     a. the selling of the Shares pursuant to a registration statement or the termination, expiration, suspension or unavailability of the registration statement;

     b. a public announcement of a public offering of securities by the Issuer;

     c. a legal, regulatory or contractual restriction applicable to Seller or Seller's affiliates, including without limitation, under Regulation M, that would prohibit any sale pursuant to the Plan (other than any such restriction relating to Seller's possession or alleged possession of material nonpublic information about the Issuer or its securities) (the notice merely stating that a restriction applies to Seller without specifying the reasons for the restriction);

     d.   the filing of a bankruptcy petition by the Issuer,

     e. the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or

     f. the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part).

     The notice shall be provided by facsimile to [________], Merrill Lynch, at [________________] and shall indicate the anticipated duration of the restriction but shall not include any other information about the nature of the restriction or its applicability to Seller. In any event, the Issuer shall not communicate any material nonpublic information about Issuer or its securities to Merrill Lynch with respect to the Plan.

4. To avoid delays in connection with transfers of stock certificates and settlement of transactions under the Plan, and in acknowledgment of Merrill Lynch's agreement in Section 5 of the Plan that sales of Shares under the Plan will be effected in compliance with Rule 144, the Issuer agrees that it will, immediately upon Seller's directing delivery of Shares into an account at Merrill Lynch in the name of and for the benefit of Seller, instruct its transfer agent to process the transfer of Shares and issue a new certificate to Seller that does not bear any legend or statement restricting its transferability to a buyer.

5. If the Plan covers options, Issuer acknowledges that Seller has authorized Merrill Lynch to serve as Seller's agent and attorney-in-fact to exercise certain stock options to purchase the Shares from time to time pursuant to the Plan. Issuer agrees to accept, acknowledge and effect the exercise of such stock options by Merrill Lynch and the delivery of the underlying Shares to Merrill Lynch, free of any legend or statement restricting their transferability to a buyer. By signing below and upon delivery of funds representing the exercise price (plus any applicable taxes), the Issuer, for itself and its agents, acknowledges: (1) the security interest of Merrill Lynch in the underlying Shares and (2) that prior to delivery to Merrill Lynch, the Issuer holds the underlying Shares as bailee for Merrill Lynch.

Dated: April 25, 2006


By: /s/ C.J. Clough
    ---------------------------------
    CDC Corporation


                                       A-2